Exhibit 99.1

MEDIA CONTACT:	Ms. Holly Brochmann
Account Manager, Hope Beckham, Inc.
hbrochmann@hopebeckham.com
Direct Dial: (404) 604-2607
Mobile: (936) 552-1243
CARIBOU COFFEE APPOINTS NEW PRESIDENT AND CEO
MINNEAPOLIS (August 4, 2008) — Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, announced today that Michael Tattersfield has been named President and Chief Executive Officer. Tattersfield succeeds Rosalyn “Roz” Mallet who was appointed Interim Chief Executive Officer in November 2007.
Tattersfield’s career spans approximately 20 years of finance, operations and general management experience, both domestically and internationally, in the restaurant and specialty retail industries. His 13-year career with YUM! Brands included extensive branding and franchise leadership experience, including positions of CEO and Managing Director of Puerto Rico for Kentucky Fried Chicken, Taco Bell and Pizza Hut, CFO of YUM! Brands’ Mexico business and President of A&W All American Food Restaurants. His retail positions have included Vice President Store Operations at Limited Brands and most recently in his last role, Tattersfield served as Chief Operating Officer and Executive Vice President of lululemon athletica, a yoga-inspired athletic apparel company. For almost two years, he was instrumental in leading lululemon through a period of impressive growth during which the company attained over 130 percent revenue growth, began building its operational strategy, added a multi-year development pipeline and created a real estate strategy resulting in impressive returns on investment and sales per square foot. In 2007, the company underwent a successful initial public offering. Mike holds a B.S. in Accounting from Indiana University and an MBA from Harvard Business School.
“Michael Tattersfield’s industry experience in shaping and executing brand strategies will be an added benefit to Caribou Coffee in addition to his financial and operational expertise,” said Gary Graves, Chairman of the Caribou Coffee Board of Directors. “Caribou Coffee is focused on strategic growth, domestically and internationally, and Mike will guide Caribou Coffee through continued growth and expansion opportunities.”
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A former Caribou Board member, President and Chief Operating Officer, Roz Mallet was appointed Interim Chief Executive Officer in November 2007. The Company has performed well during her tenure and she is credited with establishing store standards and improving brand performance. She will help facilitate the transition of leadership. “The Board is deeply appreciative of Roz’s leadership at Caribou, especially in her nine months as interim CEO,” stated Graves. “Roz implemented numerous key strategic initiatives and recent earnings have been well received by investors.”
ABOUT CARIBOU COFFEE
Caribou Coffee (NASDAQ: CBOU), founded in 1992, is the second-largest company-owned gourmet coffeehouse operator in the world based on number of coffeehouses. At Caribou Coffee, our mission statement is “an experience that makes the day better.” We provide this by sourcing the highest-quality coffee in the world and craft roasting it in small batches to bring out the best in every bean. We then bring this extraordinary coffee to our customers via several channels including grocery locations, online or via our coffeehouses, which provide a relaxing escape for our customers. Caribou Coffee is committed to expanding our business by bringing this experience to new customers through multiple means without compromising our unwavering commitment to quality. Caribou Coffee is a proud recipient of the Specialty Coffee of America Association’s (SCAA’s) 2008 Roasters Choice Tasting Competition Gold Award. For more information, visit www.cariboucoffee.com.